Exhibit 10.47

STOCK OPTION CONSIDERATION AGREEMENT

GRANT DATE: [Grant Date]

The following Agreement is (A) established to ensure the continued protection of the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola Mobility Holdings, Inc. and each of its subsidiaries (the “Company”), both as defined in the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (the “Plan”), and Motorola, Inc. and each of its subsidiaries (“Predecessor” which, to the extent this Agreement refers to post-Distribution rights and obligations, shall mean Motorola Solutions, Inc. and each of its subsidiaries) to the extent hereinafter provided, and to reflect the assumption and substitution by Motorola Mobility on January 4, 2011 under the terms of the Plan of an option (the “Original Award”) granted to me by Motorola, Inc. on the above referenced grant date, and (B) made in connection with the distribution to holders of shares of Predecessor common stock of the outstanding shares of Company Common Stock (the “Distribution”). Such adjustment and substitution included an adjustment to the number and kind of shares underlying the Original Award and that future vesting will be based on employment or service with the Company or as otherwise provided in the Substitute Award Document. Reference is made to the employment agreement (“Employment Agreement’) by and between Sanjay K. Jha and Predecessor, dated as of the 4th day of August.

As consideration for the assumption and substitution of the Original Award referenced in the August 4, 2008 Motorola, Inc. Award Document – Terms and Conditions Related to Employee Nonqualified Stock Options (Inducement - NYSE Exception), Commerce ID# 10318294 (the “Covered Options”), and the Company and its predecessors, including Predecessor, having provided me with Confidential Information (as defined in the Employment Agreement) as Chief Executive Officer of the Company, I agree to the following:

1. Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. I acknowledge that my agreement to the Restrictive Covenants is a condition of the assumption and substitution of the Original Award.

2. I acknowledge that the Covered Options are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the grant date set forth above (such policy, as it may be amended from time to time, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by me, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Covered Options that remain outstanding; and/or (b) reimbursement of any gains realized in respect of the Covered Options, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon me. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.

3. The Restrictive Covenants can be waived or modified only upon the prior written consent of the Company.

4. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the assumption and substitution of the Original Award. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of the Company and the assigns and successors of the Company and references to the Company shall include any such assigns and successors.

5. I acknowledge that the harm caused to the Company and/or Predecessor by the breach or anticipated breach of the Restrictive Covenants will be irreparable and I agree the Company and/or Predecessor may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company and/or Predecessor may have pursuant to this Agreement, any other agreements between me and the Company, or between me and Predecessor, for the protection of Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 8 below, will, at the request of the Company and/or Predecessor, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

6. With respect to the Covered Options, this Agreement, the Substitute Award Document and the Plan (and any provisions of the Employment Agreement incorporated into this Agreement) are my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 8 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.

7. I accept the terms of this Agreement and the Covered Options, subject to the terms of this Agreement, the Plan, and the Substitute Award Document issued pursuant thereto. I am familiar with the Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.

8. I agree that this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) and the Plan, and the Substitute Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that, unless otherwise provided in the Plan, this Agreement is governed by the laws of Illinois, without giving effect to any state’s principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA. I accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement and the Covered Options.

Sanjay K. Jha
Date	Signature	Printed Name

Commerce ID

IN ORDER FOR THE ABOVE-REFERENCED COVERED OPTION(S) TO BE EXERCISABLE, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA MOBILITY HOLDINGS, INC. c/o [EXECUTIVE REWARDS] NO LATER THAN                                         .